Exhibit 99.1

Dr. Otis Brawley Named to Agilent Board of Directors

Leading authority on cancer research joins Agilent board

SANTA CLARA, Calif., Nov. 18, 2021 – Agilent Technologies, Inc. (NYSE: A) today announced that Dr. Otis W. Brawley, a Bloomberg Distinguished Professor with the Department of Oncology and Epidemiology at the Johns Hopkins University School of Medicine, has been elected to Agilent’s board of directors, effective Nov. 18, 2021.

Dr. Brawley is a leading authority on cancer screening and prevention, with a focus on closing racial, economic, and social inequalities in the prevention, detection, and treatment of cancer.   In addition to his role at Johns Hopkins, he is a member of the National Cancer Institute Board of Scientific Advisors and the National Academy of Medicine.

“It’s a special honor to have someone with Otis’ deep academic and medical expertise join the Agilent board,” said Mike McMullen, Agilent president and CEO. “His involvement and leadership in oncology research will provide Agilent with important insights and perspectives. As Agilent expands its focus in cancer diagnostics, we are ensuring we have the expertise on our board to be a successful, forward-thinking, thoughtful leader in this space. ”

“We’re very pleased to welcome Otis to the Agilent board,” said Koh Boon Hwee, chair of the Agilent board. “I’m extremely confident we will benefit from his ongoing active leadership in oncology research and the issues that need to be addressed in order to ensure the best possible outcomes for all cancer patients.”

Prior to assuming his current role at Johns Hopkins in 2019, Dr. Brawley served for 11 years as chief medical and scientific officer and executive vice president for Research at the American Cancer Society. In that position, he oversaw the largest private program funding cancer research in the U.S. In addition, Dr. Brawley has also served as director, Georgia Cancer Center and chief of Hematology and Oncology at Grady Memorial Hospital in Atlanta. Dr. Brawley has also previously served in a medical and academic role at Emory University and in a variety of roles with the National Cancer Institute.

Dr. Brawley was a Georgia Cancer Coalition Scholar and received the Key to St. Bernard Parish and the U.S. Public Health Service (PHS) Meritorious Service Medal for his work as a PHS

Commissioned Officer in the aftermath of Hurricane Katrina in 2005. He is also a recipient of the U.S. Dept. of Defense Distinguished Service Medal for his contributions to military medical education and received the Distinguished Service Award from the American Medical Association in 2019.

Dr. Brawley is currently a member of the board of directors at public biotech companies Incyte Corporation, Lyell Immunopharma and PDS Biotechnology.

He received both his bachelor’s degree in chemistry and his medical degree from the University of Chicago.

About Agilent Technologies

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Tom Beermann

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tom.beermann@agilent.com